Exhibit 99.1

State Auto Financial reports

first quarter 2014 results

•    Quarterly income of $0.66 per share

•    Quarterly GAAP combined ratio of 99.2

•    Return on equity of 8.6%

•    Book value per share of $20.05

Columbus, Ohio (April 30, 2014) – State Auto Financial Corporation (NASDAQ:STFC) today reported first quarter 2014 net income of $27.1 million, or $0.66 per diluted share, versus net income of $19.7 million, or $0.49 per diluted share, for the first quarter of 2013. Net income from operations[1] per diluted share for the first quarter 2014 was $0.49 versus net income from operations[1] per diluted share of $0.38 for the same 2013 period.

STFC’s GAAP combined ratio for the first quarter 2014 was 99.2 versus 100.2 for the first quarter of 2013. Catastrophe losses during the first quarter 2014 accounted for 2.4 points of the 65.5 total loss ratio points, or $6.3 million, versus 1.7 points of the total 66.2 loss ratio points, or $4.6 million, for the same period in 2013.

The State Auto Group’s homeowners quota share reinsurance arrangement decreased STFC’s underwriting gain for the first quarter of 2014 by $8.5 million or 2.7 points on the combined ratio. Pursuant to this arrangement, STFC ceded $37.9 million of written premium, $44.2 million of earned premium, $2.4 million of catastrophe losses and $20.5 million of non-catastrophe losses, and recognized $12.8 million of ceded commissions. This cession decreased STFC’s overall catastrophe loss ratio 0.4 points, increased the overall non-catastrophe loss ratio 2.4 points and increased the overall expense ratio 0.7 points.

Net written premium for the first quarter of 2014 increased 0.6% over the same period in 2013. By segment, net written premium for the first quarter of 2014 decreased 4.3% for personal insurance and increased 2.9% and 6.8% for business insurance and specialty insurance, respectively, from the same period in 2013. The decline in the personal insurance segment was driven by company actions to improve profitability. Business insurance premium growth remains positive, driven by higher average new business premium, increased renewal pricing and a recovering economy. The growth in specialty insurance was driven by all units other than E&S property.

STFC’s book value was $20.05 per share as of March 31, 2014, an increase of $0.78 per share from STFC’s book value on Dec. 31, 2013. Book value per share as of March 31, 2014, included a reduction of $1.84 for a deferred tax asset valuation allowance. Return on stockholders’ equity for the twelve months ended March 31, 2014, was 8.6% compared to 4.3% for the twelve months ended March 31, 2013.

News Release

Contact

Tara Shull

Investor Relations and Finance Director

614.917.4478 F 614.887.1793

Tara.Shull@StateAuto.com

Kyle Anderson

AVP/Director of Corporate Communication

614.917.5497 M 614.477.5301

Kyle.Anderson@StateAuto.com

Corporate Headquarters

518 E. Broad St.

Columbus, OH 43215

614.464.5000

800.444.9950

For additional information:

StateAuto.com/STFC

facebook.com/StateAuto

twitter.com/StateAuto

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State Auto Financial reports first quarter 2014 results, April 30, 2014

STFC President and CEO Bob Restrepo commented on the quarter as follows:

“State Auto Financial Corporation began 2014 with better earnings, a modest underwriting profit, improved return-on-equity results and a solid increase in book value. We achieved a 99.2% combined ratio and an 8.6% return on equity despite elevated property losses as a result of the harsh winter and an atypical rash of large fire losses. After adjusting for the homeowner quota share treaty, the combined ratio was 96.5%2, demonstrating the quality of our underlying profitability. Improved underwriting results and higher investment income also helped increase book value to $20.05. Without the deferred tax allowance we’ve carried since the end of the second quarter of 2011, our book value would have been $21.893.

“Important drivers of our improving underwriting results are personal and commercial automobile results. Because auto currently accounts for 43% of our premium volume, improved results in these lines will have a disproportionate positive impact on future earnings.

“We’re very pleased with our progress this year in personal auto, driven by increased pricing, run-off from agency management actions and our specialized claim capabilities. We saw substantial improvement in the five unprofitable states we targeted and improved results for personal injury protection (PIP). Personal auto prices increased, with an earned premium impact of 6.6% for the quarter. We look forward to continued improvements as the weather normalizes and we earn out increased prices.

“Our homeowners line is performing as expected despite the impact of winter weather and higher severity of fire losses. Personal lines production is down as lower levels of new business offset overall price increases and flat retention for these lines. We expect to achieve adequate pricing in both auto and homeowners this year.

“In business insurance, catastrophe losses were flat relative to first quarter 2013, but non-catastrophe loss ratios increased due to harsh winter weather and a higher frequency of large property fire losses. Premiums increased modestly primarily due to a 5.4% increase in price per exposure. Retention remains relatively flat, but new business has suffered as we continue to pursue price increases. Despite this, we remain pleased with our ability to attract new larger accounts with a more focused marketing and underwriting strategy.

“The specialty insurance segment continues to grow with solid production in all lines. The premium runoff from terminated RED programs is now complete. Specialty represents almost 25% of our total premium volume and will be a significant contributor to our profit, growth and diversification strategies. We experienced good growth in all lines other than E&S property, which had an exceptionally strong first quarter 2013. Loss ratios remain excellent for both E&S property and casualty. The program line improved significantly as we gained scale and experienced reduced RED impact versus prior year. Workers compensation results remain strong.”

“Notwithstanding the property results in the first quarter, we’re now seeing the positive impact from our strategies for diversification, price adequacy, claim excellence and superior agency and policyholder relationships. We remain confident that our efforts will continue to produce improving results for all stakeholders and increasingly attractive returns for shareholders.”

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State Auto Financial reports first quarter 2014 results, April 30, 2014

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which is a segment of the NASDAQ Global Market with the highest initial listing standards of any exchange in the world.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Meridian Citizens Mutual, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

[1]	Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to income of $0.17 per diluted share for the first quarter 2014 versus income of $0.11 per diluted share for the same 2013 period.
[2]	Represents a non-GAAP financial measure as to the first quarter 2014 combined ratio. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable GAAP financial measure is included in Schedule 1 that is part of this release.
[3]	Represents a non-GAAP financial measure as to the March 31, 2014, book value per share. Book value per share at March 31, 2014 was $20.05 which included a reduction of $1.84 for a deferred tax asset valuation allowance.

STFC has scheduled a conference call with interested investors for Wednesday, April 30, at 11 a.m. ET to discuss the company’s first quarter 2013 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com/STFC. A replay of the call can be heard beginning at noon, April 30, by calling 800-585-2056, conference ID 27029816. Supplemental schedules detailing the company’s first quarter 2014 financial, sales and underwriting results are made available on http://www.StateAuto.com/STFC prior to the conference call.

* * * * * *

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended
	March 31
(In millions, except per share amounts)	2014	2013
Net premiums written	$265.4	$263.7

Earned premiums	262.5	261.3
Net investment income	17.6	16.9
Net realized gain on investments	10.7	6.7
Other income	0.5	0.4

Total revenue	291.3	285.3

Income before federal income taxes	27.7	20.0
Federal income tax expense	0.6	0.3

Net income	$27.1	$19.7

Earnings per common share:
- basic	$0.67	$0.49
- diluted	$0.66	$0.49
Earnings per share from operations (A):
- basic	$0.50	$0.38
- diluted	$0.49	$0.38
Weighted average shares outstanding:
- basic	40.8	40.5
- diluted	41.1	40.7
Return on average equity (LTM)	8.6%	4.3%
Book value per share	$20.05	$18.96
Dividends paid per share	$0.10	$0.10
Total shares outstanding	40.8	40.5
GAAP ratios:
Cat loss and ALAE ratio	2.4	1.7
Non-cat loss and LAE ratio	63.1	64.5

Loss and LAE ratio	65.5	66.2
Expense ratio	33.7	34.0

Combined ratio	99.2	100.2

(A) Reconciliation of non-GAAP financial measure:
Net income from operations:
Net income	$27.1	$19.7
Less net realized gain on investments, less applicable federal income taxes	6.9	4.4

Net income from operations	$20.2	$15.3

Schedule 1

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF HO QS ARRANGEMENT CESSION AND RED UNDERWRITING RESULTS

(unaudited)

The following table sets forth a reconciliation of the HO QS Arrangement cession on the Company’s overall results and key performance indicators on a pro forma GAAP basis as if the HO QS Arrangement had not been in effect for the three months ended March 31, 2014.

	GAAP HO QS Arrangement Cession - Overall Results
	Three Months Ended
	March 31, 2014
($ millions)	As Reported	HO QS Cession	Pro Forma without HO QS Cession
Earned Premiums	$262.5	$44.2	$306.7
Losses and LAE Incurred:
Cat loss and ALAE	6.3	2.4	8.7
Non-cat loss and LAE	165.5	20.5	186.0

Loss and LAE	171.8	22.9	194.7
Acquisition and operating expenses	88.5	12.8	101.3

Net underwriting gain	$2.2	$8.5	$10.7

Cat loss and ALAE ratio	2.4%	5.4%	2.8%
Non-cat loss and LAE ratio	63.1%	46.3%	60.7%

Loss and LAE ratio	65.5%	51.7%	63.5%
Expense ratio	33.7%	29.0%	33.0%

Combined ratio	99.2%	80.7%	96.5%

The following table sets forth a reconciliation of the HO QS Arrangement cession and the former RED unit’s underwriting results on the Company’s overall results and key performance indicators on a pro forma GAAP basis as if the HO QS Arrangement had not been in effect and the RED results had been excluded for the three months ended March 31, 2013.

	Three Months Ended
	March 31, 2013
($ millions)	As Reported	HO QS Cession	Pro Forma without HO QS Cession	RED	Pro Forma without RED and HO QS Cession
Earned Premiums	$261.3	$45.3	$306.6	$11.1	$295.5
Losses and LAE Incurred:
Cat loss and ALAE	4.6	2.0	6.6	(0.2)	6.8
Non-cat loss and LAE	168.4	17.3	185.7	13.2	172.5

Loss and LAE	173.0	19.3	192.3	13.0	179.3
Acquisition and operating expenses	88.8	13.1	101.9	3.6	98.3

Net underwriting (loss) gain	$(0.5)	$12.9	$12.4	$(5.5)	$17.9

Cat loss and ALAE ratio	1.7%	4.4%	2.2%	-1.8%	2.3%
Non-cat loss and LAE ratio	64.5%	38.2%	60.6%	118.9%	58.4%

Loss and LAE ratio	66.2%	42.6%	62.8%	117.1%	60.7%
Expense ratio	34.0%	29.0%	33.2%	32.4%	33.3%

Combined ratio	100.2%	71.6%	96.0%	149.5%	94.0%